Exhibit 99.1

The Honest Company Reports Third Quarter 2022 Results
Achieved Record Quarterly Revenue of $85 Million Driven By Retail Expansion and Innovation
2023 First-Half Revenue Outlook of 7% to 10% Growth Versus the First-Half of 2022

LOS ANGELES, Calif. – November 10, 2022 – The Honest Company (NASDAQ: HNST), a digitally native, mission-driven brand focused on leading the clean lifestyle movement, today reported financial results for the three and nine months ended September 30, 2022.

Highlights:

•Third quarter revenue growth was 2% in the quarter. Revenue growth was negatively impacted by 8 percentage points due to a prior-year Skin and Personal Care rotational program with a key club retailer that did not repeat this year.
•Third quarter consumption of Honest products grew 6%(1)
•Accelerated growth in Household and Wellness category by integrating Honest Baby Clothing® into our lifestyle platform
•Gross margin of 30.3% reflected a 30 basis point improvement versus the second quarter of 2022
•Updates full year 2022 revenue outlook for key digital customer’s inventory adjustments (lowering weeks of supply); maintains full year Adjusted EBITDA(2) outlook, reflecting positive Adjusted EBITDA in the fourth quarter
•2023 first-half revenue outlook of 7% to 10% growth versus the first-half of 2022
____________

(1) According to independent third-party data. Reflects retail consumption for diapers, wipes, baby personal care, skin care and cosmetics items in total.
(2) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss, including interest and other (income) expense, net, and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

“I’m delighted with our Honest team’s execution against our strategic priorities. In an uncertain macro environment, our brand and go-to-market strategies continue to resonate with the consumer. Our strong consumption and market share gains at retail have led to incremental distribution with both new and existing customers. We continue to make our products accessible to more consumers, while building brand awareness, household penetration and brand loyalty,” said Chief Executive Officer Nick Vlahos.

“Despite persistent cost inflation, economic pressure on the consumer and tighter inventory management by retailers, strong consumption of Honest products within our categories speaks to consumers’ desire to purchase clean and natural products, which gives us confidence in our growth plans as we enter 2023.”

Third Quarter Results

This press release includes non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” at the end of this press release for more information.

Revenue increased 2% to $85 million for the third quarter of 2022 compared to the third quarter of 2021. Revenue growth in the quarter was negatively impacted by 8 percentage points due to a prior-year Skin and Personal Care rotational program with a key club retailer that did not repeat this year. Growth was driven by 115% revenue growth in Household and Wellness, 3% revenue growth in Diapers and Wipes, offset by a 13% revenue decrease in Skin and Personal Care.

Third Quarter 2022 Revenue by Product Category

	For the three months ended September 30,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Diapers and Wipes	$55,222	$53,847	3%
Skin and Personal Care	21,992	25,375	(13)
Household and Wellness	7,366	3,429	115
Total Revenue	$84,580	$82,651	2%

Revenue by product category was as follows:

•Diapers and Wipes:
◦Revenue from Diapers and Wipes (65% of total third quarter 2022 revenue) increased 3% in the third quarter of 2022 compared to the third quarter of 2021. Growth was seen across all key retail customers, driven by larger-size offerings, price increases, as well as initial shipments to support expansion into new distribution. Honest consumption outpaced category growth in Diapers and Wipes, increasing 6% vs. overall category growth of 3%(1). Wipes were particularly strong, with growth in tracked channels(1) more than double the overall category, driven by alternate use of wipes beyond diapering.

•Skin and Personal Care:
◦Revenue from Skin and Personal Care (26% of total third quarter 2022 revenue) decreased 13% in the third quarter of 2022 compared to the third quarter of 2021. Revenue was negatively impacted by 25 percentage points due to a prior-year Skin and Personal Care rotational program with a key club retailer that did not repeat this year. Overall revenue in the third quarter of 2022 was supported by innovation in our beauty business with the launch of fresh flex concealer and extreme volume mascara and the launch of baby personal care products with a new retail customer. Growth in the category was balanced following price increases in the first half of 2022, as sales and volume grew across both Skin and Personal Care.

•Household and Wellness:
◦Revenue from Household and Wellness (9% of total third quarter 2022 revenue) increased 115% in the third quarter of 2022 compared to the third quarter of 2021, primarily driven by the integration of a curated collection of Honest Baby Clothing into our lifestyle platform. As we strive to build this category, we converted our Honest Baby Clothing offerings from a licensing agreement to a supplier services agreement, which resulted in recognizing sales revenue of Honest Baby Clothing. This enables us to leverage our Honest.com platform and support cross-marketing, gifting and baby registry opportunities across the entire portfolio.
______________________

(1) According to independent third-party data. Reflects retail consumption for diapers and wipes.

Third Quarter 2022 Revenue by Channel

	For the three months ended September 30,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Digital	$33,782	$39,114	(14)%
Retail	50,798	43,537	17
Total Revenue	$84,580	$82,651	2%

	For the three months ended September 30,
	2022	2021
(Unaudited, as a percentage of revenue)
Digital	40%	47%
Retail	60%	53%
Total Revenue	100%	100%

Digital revenue decreased 14% as compared to the third quarter of 2021, driven by a key digital customer’s inventory reduction in the third quarter of 2022 and the timing of shipments related to its national promotion event compared to last year. Consumption at this retailer remained strong, increasing 20% in the quarter as compared to the third quarter of 2021. Additionally, we made a strategic choice to significantly reduce digital media spending in the face of higher advertising costs, which impacted revenue in the digital channel. Those funds were shifted to higher return opportunities, such as shopper marketing, to support our retail expansion this quarter.

Retail revenue increased 17% behind double-digit growth within our five largest customers in the Retail channel. In particular, revenue increased 16% at Target during the third quarter of 2022, supported by our 83rd consecutive week of year-over-year point-of-sales growth, and the launch of diapers, wipes, and personal care into over 2,500 Walmart stores.

Gross margin was 30.3% in the third quarter of 2022, a 30 basis point sequential improvement versus the second quarter of 2022.
Gross margin declined 570 basis points versus the third quarter of 2021, driven by higher product costs, including inbound freight, transportation, fulfillment and warehouse expenses, and increased trade promotion spend, partially offset by the benefit of price increases and cost savings.

Operating expenses increased $3 million in the third quarter of 2022 compared to the third quarter of 2021, including costs attributed to a $1.5 million product donation of sanitizing products and $1.6 million in legal fees related to securities litigation claims. Excluding these costs, operating expenses were about flat versus the third quarter of 2021 and in-line with expectations. Marketing expenses were over 14% of sales, supporting brand growth and Retail channel expansion.

Net loss for the third quarter of 2022 was $12 million compared to a net loss of $5 million in the third quarter of 2021.

Adjusted EBITDA for the third quarter of 2022 was negative $5.6 million, which was not adjusted for the $1.5 million expense related to product donations. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

We ended the third quarter of 2022 with $41 million in cash, cash equivalents and short-term investments and no debt on our balance sheet. The majority of our cash investment this quarter reflected an increase in inventory to support our strategic expansion plans, including retail distribution into over 2,500 Walmart stores, as well as our purchase of inventory supporting the Honest Baby Clothing business. We believe the Company’s increased investment in working capital is sufficient to support the future growth of the business.

Business Highlights:

•Retail consumption across all baby categories equaled or outpaced category growth based on third-party consumption data for the 12 weeks ended October 2, 2022 versus October 3, 2021. Honest’s diaper, wipes and baby personal care products consumption grew 2%, 14%, and 7%, respectively, equaling or outpacing the category, where diapers grew 2%, wipes grew 4%, while baby personal care declined 3%.

•Completed innovation launches in 2022
▪Concealer line with 16 shades focusing on multi-use skin benefit was introduced in the second quarter
▪Clearing skin line, focusing on treating acne with cleanser, serum and spot treatment was introduced exclusively at Ulta and Honest.com in the third quarter
▪New volumizing clean mascara available in multiple large retailers launched in the third quarter
▪New wellness supplement line, focusing on sleep, stress, immunity and hair health in-store at GNC and online at Honest.com was introduced in the third quarter

•Omnichannel distribution with key strategic partners
▪Honest products launched on walmart.com in the second quarter, followed by national in-store expansion at Walmart of diapers, wipes, and select personal care products in over 2,500 stores
▪Launched Ulta distribution in over 600 locations across the United States in the second quarter
▪Launched supplements and other personal care items online and in-store with GNC in the third quarter
▪Launched the Honest brand internationally with SuperOrdinary, a leading distribution partner in the Asian beauty market available on Tmall starting in the third quarter
▪Expanding distribution with new and existing strategic partners, Publix, BJs and Shoppers Drug Mart, in the second half of 2022

Full Year 2022 Outlook

Revenue

•Updates full year 2022 revenue outlook to be in the range of $310 to $315 million, reflecting inventory adjustments (reducing weeks of supply) at a key digital customer

Adjusted EBITDA(1)

•Full year 2022 Adjusted EBITDA outlook remains within our range of negative $10 million to negative $20 million, closer to the higher-end of the range (negative $20 million), reflecting positive Adjusted EBITDA in the fourth quarter

____________________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss, including interest and other (income) expense, net, and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

We continue to expect basic and diluted shares outstanding to be approximately 92 million.

We expect stock-based compensation, depreciation and amortization and legal expense to be approximately $6 million in aggregate in the fourth quarter.

Preliminary 2023 Outlook - First Half Revenue

Our first half of 2023 revenue outlook reflects 7 percent to 10 percent growth over the first half of 2022. This takes into account the retail distribution expansion that occurred in the second half of 2022 and a new round of price increases on select diapers, wipes, and personal care items effective in the middle of December 2022, balanced by uncertainty in US consumer spending and continued tight inventory management by retailers. As 2023 progresses, we anticipate lapping significant distribution gains, including pipeline shipments, as well as revenue from integrating the Honest Baby Clothing business, both of which occurred in the back half of 2022.

We expect to provide a more detailed 2023 outlook, including gross margin and Adjusted EBITDA for the first half of 2023, during our fourth quarter earnings call in March 2023.

Webcast and Conference Call Information

A webcast and conference call to discuss third quarter 2022 results is scheduled for today, November 10, 2022, at 9:00 a.m. Pacific time/12:00 p.m. Eastern time. Those interested in participating in the conference call by phone, please go to this link https://register.vevent.com/register/BI7f92dc6796f048f2bb7dfd9d2bad9f3e, and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will remain available on the Company’s website for one year.

Forward-Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue, cost of revenue, operating expenses, gross margin, adjusted EBITDA and other operating results, in particular with respect to our full year 2022 and first half of 2023 outlook, including the anticipated strength of our businesses and capabilities in the fourth quarter of 2022 and with respect to the first half of 2023 as well as the challenges expected in the second half of 2023;
•our strategic initiatives and priorities, including the timing, focus and cadence of our marketing, innovation, and distribution and costovation strategies;
•that strong momentum in our business, continued strong results in tracked channels, consumer acceptance of prior price increases, and recent retail expansion are expected to offset rising consumer uncertainty and tighter inventory management by retailers;
•that our full ownership of the baby clothing business will enable growth by leveraging Honest.com to support cross-marketing opportunities across the entire Honest portfolio, retail distribution and digital expansion, and operational efficiency;
•our ability to offset the high inflationary environment, including commodity prices, labor costs, input cost and transportation cost inflation with price increases, productivity or investing in digital capabilities and a growing revenue base;
•our ability to drive innovation, maintain cost discipline, invest in digital capabilities, expand our distribution footprint, and execute our pricing strategies to position Honest for long-term growth;
•our planned innovation and expected plans for new distribution in the future;

•our belief that consumer demand for natural and clean products will continue to outpace conventional offerings, and that Honest is poised to capture this modern consumer through its omnichannel business model;
•our expectation that we will return to revenue growth during the fourth quarter of 2022 as we introduce new innovation, expand with new strategic retail partners and improve the digital experience on Honest.com;
•our ability to implement our strategy to deliver sustained long-term growth;
•that our strategy will continue to deliver behind pricing actions, reflecting the health of our brand, distribution gains, and tight cost management;
•that our investments in innovation and digital capability will fuel long-term growth;
•our expansion with retail and digital customers;
•our ability to bring new products to market and to identify and successfully launch new category adjacencies;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•the effect of COVID-19 or other public health crises or macroeconomic factors on our business and the global economy, including shifting consumer demand between our Digital and Retail channels and the impact from supply chain disruptions;
•our continued revenue growth through our omnichannel strategy and ability to capture growth in whitespace opportunities in the Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain our profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Annual Report, on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 28, 2022, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, respectively, filed with the Securities and Exchange Commission on May 13, 2022 and August 12, 2022, respectively, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a mission-driven, digitally-native brand focused on leading the clean lifestyle movement, creating a community for conscious consumers and seeking to disrupt multiple consumer product categories. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via Honest.com, third-party ecommerce customers and approximately 50,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contacts:
Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com

Investor Inquiries:
investors@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(in thousands, except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021

Revenue	$84,580	$82,651	$231,792	$238,258
Cost of revenue	58,963	52,892	161,984	153,177
Gross profit	25,617	29,759	69,808	85,081
Operating expenses
Selling, general and administrative	23,491	18,568	63,068	65,356
Marketing	12,140	13,687	38,121	41,868
Research and development	1,725	2,092	5,643	6,082
Total operating expenses	37,356	34,347	106,832	113,306
Operating loss	(11,739)	(4,588)	(37,024)	(28,225)
Interest and other income (expense), net	(29)	(526)	657	(1,362)
Loss before provision for income taxes	(11,768)	(5,114)	(36,367)	(29,587)
Income tax provision	20	22	60	67
Net loss	$(11,788)	$(5,136)	$(36,427)	$(29,654)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.13)	$(0.06)	$(0.40)	$(0.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	92,460,987	90,397,409	92,020,423	64,399,183

Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments, net of taxes	37	10	(42)	(96)
Comprehensive loss	$(11,751)	$(5,126)	$(36,469)	$(29,750)

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021	September 30, 2021

Assets
Current assets
Cash and cash equivalents	$24,087	$50,791	$27,666
Short-term investments	16,744	42,388	62,678
Accounts receivable, net	38,871	31,784	31,654
Inventories	100,278	75,668	77,858
Prepaid expenses and other current assets	14,435	13,165	13,777
Total current assets	194,415	213,796	213,633
Operating lease right-of-use asset	31,486	—	—
Property and equipment, net	14,891	52,952	53,888
Goodwill	2,230	2,230	2,230
Intangible assets, net	387	440	458
Other assets	4,951	3,179	4,151
Total assets	$248,360	$272,597	$274,360
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$30,703	$28,743	$31,178
Accrued expenses	29,968	19,003	17,280
Deferred revenue	781	731	816
Total current liabilities	61,452	48,477	49,274
Long term liabilities
Lease financing obligation, net of current portion	—	37,527	37,758
Operating lease liabilities, net of current portion	31,790	—	—
Other long-term liabilities	33	7,487	7,843
Total liabilities	93,275	93,491	94,875
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at September 30, 2022 and December 31, 2021, none issued or outstanding as of September 30, 2022 and December 31, 2021	—	—	—
Common stock, $0.0001 par value, 1,000,000,000 and 150,000,000 shares authorized at September 30, 2022 and December 31, 2021, respectively; 92,590,227 and 91,512,140 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	9	9	9
Additional paid-in capital	582,396	570,794	562,109
Accumulated deficit	(427,237)	(391,656)	(382,631)
Accumulated other comprehensive loss	(83)	(41)	(2)
Total stockholders’ equity	155,085	179,106	179,485
Total liabilities and stockholders’ equity	$248,360	$272,597	$274,360

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the nine months ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(36,427)	$(29,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,025	3,135
Stock-based compensation	11,360	13,240
Other	4,805	204
Changes in assets and liabilities:
Accounts receivable, net	(7,087)	(8,859)
Inventories	(24,609)	(1,188)
Prepaid expenses and other assets	(3,228)	(7,552)
Accounts payable, accrued expenses and other long-term liabilities	7,604	(5,783)
Deferred revenue	49	98
Operating lease liabilities	(5,161)	—
Net cash used in operating activities	(50,669)	(36,359)
Cash flows from investing activities
Purchases of short-term investments	(12,782)	(65,267)
Proceeds from sales of short-term investments	—	26,858
Proceeds from maturities of short-term investments	38,219	9,862
Purchases of property and equipment	(1,433)	(187)
Net cash provided by (used in) investing activities	24,004	(28,734)
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting commissions and discounts	—	96,517
Taxes paid related to net share settlement of equity awards	(37)	(565)
Dividends paid	—	(35,000)
Proceeds from exercise of stock options	122	941
Payment of initial public offering costs	—	(5,477)
Proceeds from 2021 Employee Stock Purchase Plan	157	—
Payments on finance lease liabilities	(281)	(857)
Net cash provided by (used in) financing activities	(39)	55,559
Net decrease in cash and cash equivalents	(26,704)	(9,534)
Cash and cash equivalents
Beginning of the period	50,791	37,200
End of the period	$24,087	$27,666

Supplemental disclosures of noncash activities
Equipment acquired under capital lease obligations	$—	$105
Capital expenditures included in accounts payable and accrued expenses	$92	$27

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, which is a non-GAAP financial measure, provide investors with additional useful information in evaluating our performance.

We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense, including payroll tax; (5) the IPO bonuses in the second quarter of 2021, including associated payroll taxes and expenses, and third-party costs associated with our IPO in 2021; and (6) in certain periods, litigation and settlement fees associated with certain non-ordinary course litigation.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense; (5) it does not include the IPO bonuses, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2022	2021	2022	2021
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(11,788)	$(5,136)	$(36,427)	$(29,654)
Interest and other (income) expense, net	29	526	(657)	1,362
Income tax provision	20	22	60	67
Depreciation and amortization	639	1,019	2,025	3,135
Stock-based compensation	3,900	4,776	11,360	13,240
Securities litigation expense	1,612	—	2,607	—
Related IPO and other transaction-related expenses(1)	—	—	—	12,160
Payroll tax expense related to stock-based compensation	14	123	81	135
Adjusted EBITDA	$(5,574)	$1,330	$(20,951)	$445
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(1)    Includes IPO-related costs, including transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.